UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  December 31, 2013

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53173	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Broadway, 6th Floor

Cambridge, MA 02139

 (Address of principal executive offices) (Zip Code)

(617) 551-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On December 31, 2013, the Board of Directors of Radius Health, Inc. (the “Company”) declared and paid a dividend of seventy seven (77) shares of its Series A-6 Convertible Preferred Stock, par value $.0001 per share (the “Series A-6 Stock”) on each share of its Series A-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series A-5 Stock”), outstanding at the close of business on such date.  As a result, the Company issued to Nordic Bioscience Clinical Development VII A/S (“Nordic”), the holder of all of the outstanding shares of Series A-5 Stock, 496,111 shares (the “Dividend Shares”) of Series A-6 Stock.  The Dividend Shares represent the total shares accrued and payable as dividends on the Series A-5 Stock through December 31, 2013 pursuant to the terms of the Company’s Certificate of Designations of the Company’s Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock, Series A-5 Convertible Preferred Stock and Series A-6 Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 17, 2011, as amended (“Certificate”), and that certain Amended and Restated Stock Issuance Agreement to which the Company and Nordic are party, dated May 16, 2011, as amended.  The issuance of the Dividend Shares was exempt from registration under the Securities Act of 1933, as amended, because there was no sale of the Dividend Shares under the Securities Act of 1933, as amended.

Each share of Series A-6 Stock is convertible, at the option of the holder thereof, at any time, into ten shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”).  In addition, each share of Series A-6 Stock will be automatically converted into ten shares of Common Stock if the Senior Majority (as defined in the Certificate) elects to so convert the Series A-6 Stock or on the date that the Common Stock becomes listed for trading on a national securities exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 7, 2014

Radius Health, Inc.

By:	/s/ B. Nicholas Harvey
Name: B. Nicholas Harvey
Title: Chief Financial Officer